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Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Fiscal Year Ended
(Dollars in thousands)	November 29, 2009		November 30, 2008		December 2, 2007		November 26, 2006		November 27. 2005
Pre-tax income from operations(a)	$11,360		$17,069		$112,186		$110,718		$122,001
Fixed charges:
Interest expense and amortization of debt discount and financing costs	79,092		60,464		63,976		71,961		79,565
Rental—33%(b)	6,628		6,658		6,244		6,047		5,022
Total fixed charges	85,720		67,122		70,220		78,008		84,587
Earnings before income taxes and fixed charges	97,080		84,191		182,406		188,726		206,588
Ratio of earnings to fixed charges(a)	1.1	x	1.3	x	2.6	x	2.4	x	2.4	x

(a)
Certain of the amounts presented for periods prior to fiscal 2009 have been restated from the amounts previously presented. See Note 2 to the Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

(b)
The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.

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  Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges